Exhibit 99.3
U.S. Treasury Department Office of Public Affairs
Embargoed Until 11 a.m. (EDT), September 7, 2008
Contact Brookly McLaughlin, (202) 622-2920
Fact Sheet:
Treasury Senior Preferred Stock Purchase Agreement
Fannie Mae and Freddie Mac debt and mortgage backed securities outstanding today amount to about $5 trillion, and are held by central banks and investors around the world. Investors have purchased securities of these government sponsored enterprises in part because the ambiguities in their Congressional charters created a perception of government backing. These ambiguities fostered enormous growth in GSE debt outstanding, and the breadth of these holdings pose a systemic risk to our financial system. Because the U.S. government created these ambiguities, we have a responsibility to both avert and ultimately address the systemic risk now posed by the scale and breadth of the holdings of GSE debt and mortgage backed securities.
To address our responsibility to support GSE debt and mortgage backed securities holders, Treasury entered into a Senior Preferred Stock Purchase Agreement with each GSE which ensures that each enterprise maintains a positive net worth. This measure adds to market stability by providing additional security to GSE debt holders — senior and subordinated— and adds to mortgage affordability by providing additional confidence to investors in GSE mortgage-backed securities. This commitment also eliminates any mandatory triggering of receivership.
These agreements are the most effective means of averting systemic risk and contain terms and conditions to protect the taxpayer. They are more efficient than a one-time equity injection, in that Treasury will use them only as needed and on terms that the Treasury deems appropriate.
These agreements provide significant protections for the taxpayer, in the form of senior preferred stock with a liquidation preference, an upfront $1 billion issuance of senior preferred stock with a 10% coupon from each GSE, quarterly dividend payments, warrants representing an ownership stake of 79.9% in each GSE going forward, and a quarterly fee starting in 2010.
Terms of the Agreements:
•	The agreements are contracts between the Department of the Treasury and each GSE. They are indefinite in duration and have a capacity of $100 billion each, an amount chosen to demonstrate a strong commitment to the GSEs’ creditors and mortgage backed security holders. This number is unrelated to the Treasury’s analysis of the current financial conditions of the GSEs.

•	If the Federal Housing Finance Agency determines that a GSE’s liabilities have exceeded its assets under generally accepted accounting principles, Treasury will contribute cash capital to the GSE in an amount equal to the difference between liabilities and assets. An amount equal to each such contribution will be added to the senior preferred stock held by Treasury, which will be senior to all other preferred stock, common stock or other capital stock to be issued by the GSE. These agreements will protect the senior and subordinated debt and the mortgage backed securities of the GSEs. The GSE’s common stock and existing preferred shareholders will bear any losses ahead of the government.

•	In exchange for entering into these agreements with the GSEs, Treasury will immediately receive the following compensation:
o	$1 billion of senior preferred stock in each GSE

o	Warrants for the purchase of common stock of each GSE representing 79.9% of the common stock of each GSE on a fully-diluted basis at a nominal price
•	The senior preferred stock shall accrue dividends at 10% per year. The rate shall increase to 12% if, in any quarter, the dividends are not paid in cash, until all accrued dividends have been paid in cash.

•	The senior preferred stock shall not be entitled to voting rights. In a conservatorship, voting rights of all stockholders are vested in the Conservator.

•	Beginning March 31, 2010, the GSEs shall pay the Treasury on a quarterly basis a periodic commitment fee that will compensate the Treasury for the explicit support provided by the agreement. The Secretary of the Treasury and the Conservator shall determine the periodic commitment fee in consultation with the Chairman of the Federal Reserve. This fee may be paid in cash or may be added to the senior preferred stock.

•	The following covenants apply to the GSEs as part of the agreements.
o	Without the prior consent of the Treasury, the GSEs shall not:
▪	Make any payment to purchase or redeem its capital stock, or pay any dividends, including preferred dividends (other than dividends on the senior preferred stock)

▪	Issue capital stock of any kind

▪	Enter into any new or adjust any existing compensation agreements with “named executive officers” without consulting with Treasury

▪	Terminate conservatorship other than in connection with receivership

▪	Sell, convey or transfer any of its assets outside the ordinary course of business except as necessary to meet their obligation under the agreements to reduce their portfolio of retained mortgages and mortgage backed securities

▪	Increase its debt to more than 110% of its debt as of June 30, 2008

▪	Acquire or consolidate with, or merge into, another entity.
•	Each GSE’s retained mortgage and mortgage backed securities portfolio shall not exceed $850 billion as of December 31, 2009, and shall decline by 10% per year until it reaches $250 billion.